SUB-ITEM 77C
============
SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
---------------------------------------------------

At the Special Meeting of Shareholders of the Trust held on April 22, 2003, the following votes were recorded for Managers Money Market Fund. The proposals, which shareholders were asked to vote on, are explained in further detail in the proxy statement dated March 10, 2003.


PROPOSAL 1 - TO AMEND THE DECLARATION OF TRUST TO PERMIT THE
CREATION OF MULTIPLE CLASSES OF SHARES FOR ANY FUND
================================================================

Shares For		Shares Against		Shares Abstained
----------		--------------		----------------
59,733,412		    1,477,711		      803,882


PROPOSAL 2 - TO ELECT PETER M. LEBOVITZ AS A TRUSTEE OF THE TRUST
=================================================================
Shares For		Shares Against		Shares Abstained
----------		--------------		----------------
60,933,994		     284,673		      796,338


PROPOSAL 3 - TO APPROVE AN AMENDMENT TO THE INVESTMENT RESTRICTION
REGARDING UNDERWRITING SECURITIES OF OTHER ISSUERS FOR MANAGERS
MONEY MARKET FUND
=================================================================
Shares For		Shares Against		Shares Abstained
----------		--------------		----------------
60,349,226	     	     451,217		     1,214,562


Pursuant to Article III, Section 1 of the By-Laws of the Trust and the 1940 Act, such total votes on each proposal represents a quorum of the outstanding shares of the Funds.

The proxy statement is incorporated by reference to this Semi-Annual N-SAR filing from the respective definitive proxy filing made with the Securities and Exchange Commission on March 10, 2003. The accession number of such filing was 0000720309-03-000017.